Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Annual Report on Form 20-F/A and the incorporation by reference in the registration statements on Form F-3 (File No: 333-265466) and on Form S-8 (File Nos: 333-264254 and 333-266904) of our report dated March 18, 2022 except for Note 1 (Restatement of Previously Issued Financial Statements) and Note 14 to which the date is November 10, 2022, relating to the consolidated financial statements of Genius Sports Limited, which is contained in this Annual Report.

/s/ WithumSmith+Brown, PC

New York, New York

November 10, 2022